Exhibit 14
HOME DIAGNOSTICS, INC.
STANDARDS OF
INTEGRITY
Adopted March 30, 2006
Revised October 19, 2007

Business Ethics and Conduct
The successful business operation and reputation of Home Diagnostics is built upon the principles of fair dealing and ethical conduct of our directors, managers and employees. Our reputation for integrity and excellence requires careful observance of the spirit and letter of all applicable laws and regulations, as well as a scrupulous regard for the highest standards of conduct and personal integrity.
Home Diagnostics will comply with all applicable laws and regulations and expects its directors, managers and employees to conduct business in accordance with the letter, spirit and intent of all relevant laws and to refrain from any illegal, dishonest or unethical conduct.
In general, the use of good judgment, based on high ethical principles, will guide you with respect to acceptable conduct. You should also refer to these Standards of Integrity. If a situation arises where it is difficult to determine the proper course of action, the matter should be discussed openly with your immediate supervisor and, if necessary, with the Director of Human Resources.
Compliance with these Standards of Integrity is the responsibility of every Home Diagnostics director, manager and employee. Disregarding or failing to comply with these Standards of Integrity could lead to disciplinary action, up to and including possible termination of employment, and/or possible legal action against you.
Compliance with Laws, Rules and Regulations
Home Diagnostics is subject to national and international laws and regulations. Violation of governing laws and regulations is unethical and subjects both the individual involved and Home Diagnostics to significant risk of fines, penalties and damaged reputation. Full compliance with the law, both in letter and in spirit, is the foundation on which our ethical standards are based. All employees must respect and obey the laws of the cities and states in which we operate. Although not all employees are expected to know every law that is applicable to Home Diagnostics, it is important to be familiar with those laws that apply to your areas of responsibility and to know enough to determine when to seek advice from supervisors, managers or an attorney in the legal department. Should you have any questions regarding any of the above matters or any other legal compliance issues, please contact your immediate supervisor.
Disclosure Policies and Controls
It is Home Diagnostics policy to make full, fair, accurate, timely and understandable disclosure in compliance with all applicable laws and regulations in all reports and documents that Home Diagnostics files with, or submits to, the Securities and Exchange Commission (SEC) and in all other public communications made by Home Diagnostics. Depending on your position with Home Diagnostics, you may be called upon to provide information to assure that Home

Diagnostics’ public reports are complete, fair and understandable. Home Diagnostics expects all of its personnel to take this responsibility very seriously and to provide prompt and accurate answers to inquiries related to Home Diagnostics’ public disclosure requirements.
Insider Trading
Federal law and Home Diagnostics policy prohibit directors, managers and employees, directly or indirectly through their families or others, from purchasing or selling Home Diagnostics stock while in the possession of material, non-public information concerning Home Diagnostics. This same prohibition applies to trading in the stock of other publicly held companies on the basis of material, non-public information. Violations of insider trading laws may be punishable by fines and/or imprisonment under applicable laws. Home Diagnostics has adopted, and you are required to read, understand and comply with, detailed policies on insider trading, which have been provided to you separately. You should familiarize yourself with their contents. Any director, manager or employee who has a question on stock trading, Home Diagnostics securities, or the sharing of Home Diagnostics information with third parties should contact their immediate supervisor.
Conflicts of Interest
Each director, manager or employee should be alert and sensitive to any interest he or she may have that might conflict with the best interests of Home Diagnostics. All employees, officers and directors should endeavor to avoid situations that present a potential or actual conflict between their interest and the interest of Home Diagnostics.
A “conflict of interest” exists when a director, a manager or an employee or a member of the director’s, manager’s or employee’s immediate family, directly or indirectly:
•	has a financial or personal interest in an entity with whom Home Diagnostics has a contractual or other relationship;

•	has a financial or personal interest in an entity with whom Home Diagnostics is negotiating a contract or other transaction;

•	receives personal benefit, other than approved compensation from Home Diagnostics, as a result of such director’s, manager’s or employee’s position with Home Diagnostics; or

•	takes action or has an interest that may make it difficult for him or her to perform his or her work objectively and effectively.
Directors, managers or employees who believe that they may have a conflict of interest should contact their immediate supervisor.

Employee Relations
Home Diagnostics believes that the work conditions, wages and benefits it offers to its employees are competitive with those offered by other employers in the respective geographic locations of Home Diagnostics’ facilities. If employees have concerns about work conditions or compensation, they are strongly encouraged to voice these concerns openly and directly to their supervisors.
Our experience has shown that when employees deal openly and directly with supervisors, the work environment can be satisfying, communications can be clear, and attitudes can be positive. Home Diagnostics strives to demonstrate its commitment to employees by responding promptly and effectively to employee concerns.
Equal Employment Opportunity
It is the policy of Home Diagnostics that there shall be no discrimination with respect to employment, or any of the terms and conditions of employment, because of an individual’s race, religion, creed, color, age, national origin, gender, sexual orientation, marital status, mental or physical disability, citizenship, veteran status or any other characteristic protected under federal, state or local laws. Home Diagnostics will make a reasonable accommodation to known physical or mental limitations of a qualified applicant or employee with a disability unless the accommodation would impose an undue hardship. Any employee who believes he or she may require such accommodation should contact their immediate supervisor.
Employees with questions or concerns about any type of discrimination in the workplace are encouraged to bring these issues to the attention of their immediate supervisor. If any employee believes that he or she has been subjected to any form of prohibited discrimination, the employee should report the circumstances to his or her immediate supervisor.
Anti-Harassment Policy
Home Diagnostics is committed to providing a constructive work environment that is free of harassment and that supports individual dignity and respect. Accordingly, Home Diagnostics maintains a strict policy prohibiting sexual harassment and harassment because of an individual’s race, religion, creed, color, age, national origin, gender, sexual orientation, marital status, mental or physical disability, citizenship, veteran status, liability for service in the United States armed forces or any other characteristic protected under federal, state or local laws. Such harassment is unlawful and will not be tolerated. This policy applies to all persons involved in the operation of Home Diagnostics affairs and prohibits unlawful harassment by any employee, visitor, contractor, vendor or customer of Home Diagnostics.

Sexual harassment includes, but is not limited to, the following:
1.	Unwelcome sexual advances; requests for sexual favors; and all other verbal or physical conduct of a sexual or otherwise offensive nature, directed at an employee based on gender, especially where:
a.	submission to such conduct is made explicitly or implicitly a term or condition of employment;

b.	submission to or rejection of such conduct is used as the basis for decisions affecting an individual’s employment; or

c.	such conduct has the purpose or effect of creating an intimidating, hostile, or offensive working environment.
2.	Offensive comments, jokes, drawings, pictures or cartoons, innuendoes, and other sexually oriented statements, whether verbal or written.
Sexual harassment includes the harassment of women by men, men by women and same-sex, gender biased harassment.
Unlawful harassment because of race, religion, age, color, national origin, ancestry, physical or mental disability, sexual orientation or any other protection basis may include, but is not limited to:
1.	Verbal conduct such as epithets, derogatory comments, slurs, or unwanted sexual advances, invitations, jokes, or comments;

2.	Visual conduct such as derogatory posters, photography, cartoons, drawing, or gestures;

3.	Physical conduct such as assault (unwanted touching), blocking normal movement, or inappropriate physical gestures;

4.	Retaliation for having objected to reported or threatened to report harassing conduct.
Anyone who feels that he or she has witnessed or been subjected to harassment should immediately notify his or her immediate supervisor or the Company’s Director of Human Resources. Employees, supervisors and/or managers who become aware of any violation of this policy must immediately advise their immediate supervisor, whether or not the employee requests that “nothing be done.” In this way, Home Diagnostics can ensure that unlawful harassment does not occur and/or that appropriate corrective action be taken immediately.
Every report of perceived harassment will be thoroughly investigated and corrective action will be taken where appropriate. In addition, Home Diagnostics will not allow any form of retaliation against individuals for reporting unwelcome conduct to management or for cooperating in the investigation of such reports in accordance with this policy. Violation of this policy will result in disciplinary action, up to and including discharge for the harasser.
If you have any questions concerning this policy in general, please feel free to contact your immediate supervisor.
Workplace Health & Safety
Home Diagnostics is committed to protecting the environment and the health and safety of our employees, our business partners and the communities in which we operate. Meeting this commitment is a management objective as well as the responsibility of all Home Diagnostics directors, managers and employees.
This commitment is guided by the following principles:
•	Comply with all applicable laws, regulations and internal Home Diagnostics environmental, health and safety policies and procedures.

•	Establish management systems to ensure that environmental, health and safety programs company-wide are managed consistently and meet expectations.

•	Encourage and prepare employees to be environmentally responsible and to safely conduct work practices in accordance with policies and procedures.

•	Design, construct and operate our facilities in a manner that protects human health.

•	Make environmental, health and safety considerations a priority throughout our operational processes.

•	Encourage and promote waste minimization, the sustainable use of natural resources, recycling, energy efficiency, resource conservation and resource recovery wherever possible.

•	Regularly review and improve the status of compliance with this policy.
Confidential Information
Proprietary Information. During your employment at Home Diagnostics, you may learn of or be exposed to non-public information relating to the business of Home Diagnostics (collectively, “Confidential Information”). As a director, a manager or an employee of Home Diagnostics, you are obligated to maintain the confidentiality of all Confidential Information, and may not disclose any such information to any other entity or person or use such information for any purpose other than the business of Home Diagnostics, except as expressly authorized in writing by a Vice President or the President of Home Diagnostics. The unauthorized disclosure of

Confidential Information may subject you to disciplinary action, up to and including termination of employment and legal action, even if you do not actually benefit from the disclosure.
Additionally, at the time of employment, new employees assign to Home Diagnostics the right to any ideas, inventions and computer programs and documents that they develop during their employment if they relate to Home Diagnostics’ actual or anticipated business, research or development or result from or are suggested by any work assigned by Home Diagnostics. This obligation applies no matter where or when — at work or after hours — such intellectual property is created.
If you leave Home Diagnostics, your obligations not to disclose or use Home Diagnostics’ Confidential Information continue. In addition, Home Diagnostics’ ownership of intellectual property that you created while you were an employee continues after you leave Home Diagnostics. Home Diagnostics has the right to take all necessary measures, including legal, to protect its intellectual property and Confidential Information if such intellectual property or Confidential Information is wrongfully taken, disclosed or used. As a condition of your employment, you have been required to execute a Proprietary Information and Invention Agreement which addresses the foregoing obligations in more detail. You are responsible for reading and understanding the provisions of this agreement. Questions regarding this agreement should be directed to the Chief Financial Officer.
Inadvertent Disclosure. The unintentional disclosure of proprietary Confidential Information can be just as harmful as intentional disclosure. To avoid this, never discuss with any unauthorized person any information or knowledge that you may have about Home Diagnostics which may not be publicly known. You should never discuss Confidential Information, even with authorized Home Diagnostics directors, managers or employees if you are in the presence of others who are not authorized to have such information, for example, at a trade show or on an airplane. This also applies to discussions with family members or with friends who might innocently or inadvertently pass the information on to someone else. In addition, directors, managers and employees are prohibited from writing messages to online “chat” rooms that discuss Home Diagnostics at any time, in order to avoid the inadvertent disclosure of Confidential Information.
Direct Requests for Information. If you receive a request from someone outside of Home Diagnostics for information about Home Diagnostics that is not publicly available, you should immediately refer the request to your immediate supervisor. Home Diagnostics employees are also required to coordinate with a the Chief Financial Officer regarding the preparation, approval and issuance of any public statements regarding Home Diagnostics, including presentations or statements to the media or any political, industry or public interest groups. If you are contacted by an attorney, an investigator, any state or federal authority or any law enforcement officer regarding Home Diagnostics’ business, you should immediately refer the request to your immediate supervisor.

Governmental Relations
It is vital that we maintain good relations and communications with federal, state and local governments. We must work cooperatively with all governmental entities and their employees in a fair and straightforward manner that recognizes our obligations.
Just as we always strive to operate within our own policies of business and ethical conduct, those of us who come into contact with government agencies must become familiar with their codes of conduct as well. We are specifically not permitted to place government employees in any conflict of interest, either actual or apparent.
There may be situations where Home Diagnostics will consider it necessary to contest, oppose or support existing or proposed government policies and decisions, including proposed legislative and regulatory actions. In such instances, Home Diagnostics representatives will strive to represent our views factually and responsibly before various government agencies.
Conduct in International Business Affairs
We will conduct the affairs of Home Diagnostics consistent with applicable laws wherever we do business. Recognizing that laws, business practices and customs differ from country to country, we will seek reasonable ways to resolve conflicts arising from those differences consistent with the requirements of U.S. law and relevant international law.
We require full compliance with the Foreign Corrupt Practices Act (FCPA) by all of our employees, consultants and agents. The antibribery and corrupt payment provisions of the FCPA make illegal any corrupt offer, payment, promise to pay, or authorization to pay any money, gift, or anything of value to any foreign official, or any foreign political party, candidate or official, for the purpose of: (i) influencing any act, or failure to act, in the official capacity of that foreign official or party; or (ii) inducing the foreign official or party to use influence to affect a decision of a foreign government or agency, in order to obtain or retain business for anyone, or direct business to anyone. Payments, offers promises or authorizations to pay any other person, U.S. or foreign, are likewise prohibited if any portion of that money or gift will be offered, given or promised to a foreign official or foreign political party or candidate for any of the illegal purposes outlined above.
Company Assets
It is the responsibility of each of us to safeguard Home Diagnostics assets to prevent their abuse, unauthorized personal use, loss or theft. Directors, managers and employees must use and/or authorize use of Home Diagnostics assets solely for legitimate business purposes. Home Diagnostics assets include our facilities; equipment; supplies; tools; vehicles; cash funds; informational data, including electronic data; and labor intended for conducting Home Diagnostics’ business. We must not take, use, sell, loan or give away Home Diagnostics property unless expressly authorized by management and in accordance with Home Diagnostics policy. This also applies to disposing of surplus, obsolete or junked property.
Home Diagnostics is the owner and operator of the e-mail system and its connections to the Internet. Both systems are provided for the purpose of conducting Home Diagnostics business. There is no expectation of privacy or confidentiality relating to use of the Internet and the e-mail systems. Home Diagnostics reserves the right to access and monitor information stored and/or transmitted through Home Diagnostics’ Internet and e-mail system, with or without our employees’ knowledge or consent. Anyone accessing or disseminating pornographic, obscene, defamatory, inflammatory or terrorist or other inappropriate or illegal information or messages through the use of Home Diagnostics’ Internet access, including through participation in online “chat” rooms, is subject to disciplinary action up to and including immediate termination. An employee may not disguise his/her identity when using Home Diagnostics’ e-mail system or its connections to the Internet. Corporate practices governing the use of the Internet and e-mail system must be followed by all employees.
Internal Control Responsibilities
To maintain an ethical environment, Home Diagnostics relies on an integrated system of internal checks and balances. These controls, mainly in the form of Home Diagnostics policies and procedures, assure that activities and transactions are executed in accordance with management’s authorization. Directors, managers and employees are responsible for understanding and maintaining the system of controls established for their operations. Home Diagnostics maintains books and records that accurately reflect all transactions. Each transaction entered into must have proper authorization and approval, followed by proper and complete accounting and reporting of the transaction. The creation of off-book funds or false entries is strictly prohibited and may result in disciplinary action, up to and including termination of employment.
Gifts, Entertainment and Meals
It is our goal that all business decisions be made objectively, solely on the basis of quality, service, price, similar competitive factors and what is in the best interests of Home Diagnostics. We should not seek or accept gifts, services or other favors from a business partner, supplier or contractor. Nor should we give gratuities, money or gifts to anyone in a business relationship. These practices could be viewed as having been done to gain an unfair business advantage. Advertising novelties or trinkets of a nominal value, such as those provided by Home Diagnostics to partners and employees, are not considered gifts and are excluded from these restrictions.
Meals and other social events, the main purpose of which is to establish and maintain necessary business relationship, are considered legitimate business expenses. Employees may accept business meals and entertainment as long as the business purpose is valid. Employees should attempt to reciprocate by paying when the next business occasion occurs. Employees should decline any offers of lavish business meals or entertainment or any offers that could appear as having been made with the intent to influence a director’s, a manager’s or an employee’s business judgment. As a measure of whether a particular expense is lavish, employees should only accept meals and entertainment of a value that their management would approve if included by the employee on his or her expense account.
It is often appropriate for us to provide people outside Home Diagnostics with promotional items, meals, refreshments, transportation, lodging or incidental hospitality. Expenditures for such purposes should be moderate and done within the framework of good business judgment.
Many government agencies strictly prohibit the receipt of any meals, gratuities or entertainment by employees. Additionally, public officials may also be prohibited or severely restricted in receiving meals, gratuities, entertainment or other forms of gifts from members of the public. We should be aware of and honor the policies governing these agencies and officials.
In short, gifts, entertainment or other courtesies may not be offered or received where prohibited by law, regulation, these Standards of Integrity, the policies of the business partner, customer or supplier, or where there may be appearance of impropriety.
If you have any concerns as to whether giving or receiving a gift, entertainment or meal is appropriate under these Standards of Integrity, you should speak with your immediate supervisor and/or our Director of Human Resources.
Waivers
There shall be no waiver of any part of these Standards of Integrity for any director or executive officer except by a vote of the Board of Directors, which will be promptly disclosed to Home Diagnostics’ shareholders. Any waivers of these Standards of Integrity for other employees may only be granted by the Director of Human Resources and Chief Financial Officer, acting jointly, with such waiver to be prompted disclosed to Home Diagnostics’ Board of Directors. Amendments to these Standards of Integrity must be approved by the Board of Directors and amendments of the provisions in these Standards of Integrity applicable to the Chief Executive Officer and the senior financial officers will also be promptly disclosed to Home Diagnostics’ shareholders.
Reporting of Violations
You should be alert and sensitive to situations that could result in actions that might violate federal, state or local laws, rules and regulations, these Standards of Integrity, or related Home Diagnostics policies. If you believe your own conduct or that of a fellow employee or a contractor, vendor or customer may have violated any of the foregoing, you have an obligation to report the matter as provided in “Compliance Procedures,” below. This obligation also applies to you if you are informed by a third party of such a potential violation.

Employees are expected to cooperate fully in internal investigations of suspected violations as well as any investigation by any regulatory or law enforcement agency, elected official or other person responsible for such matters. All reported violations will be promptly investigated and treated confidentially to the extent possible, given the need to conduct an investigation. It is imperative that reporting persons not conduct their own preliminary investigations. Investigations of alleged violations may involve complex legal issues, and acting on your own may compromise the integrity of an investigation and adversely affect both you and Home Diagnostics.
Non-Retaliation for Reporting
In no event will we take or threaten any action against you as a reprisal or retaliation for making a complaint or disclosing or reporting information in good faith. However, if a reporting individual was involved in improper activity, the individual may be appropriately disciplined even if he or she was the one who disclosed the matter to Home Diagnostics. In these circumstances, we may consider the conduct of the reporting individual in promptly reporting the information as a mitigating factor in any disciplinary decision.
Retaliation for reporting any violation of a law, rule or regulation or a Home Diagnostics policy or provision of these Standards of Integrity is prohibited. Retaliation will result in discipline up to and including termination of employment and may also result in criminal prosecution.
Compliance Procedures
We must all work to ensure prompt and consistent actions against violations of these Standards of Integrity and related Home Diagnostics policies. Since we cannot anticipate every situation that will arise, it is important that we have a way to approach a new question or problem. These are the steps to keep in mind:
•	Make sure you have all the facts. In order to reach the right solutions, we must be as fully informed as possible.

•	Ask yourself: What specifically am I being asked to do? Does it seem unethical or improper? This will enable you to focus on the specific question you are faced with, and the alternatives you have. Use your judgment and common sense; if something seems unethical or improper, consult with your supervisor or the Director of Human Resources.

•	Clarify your responsibility and role. In most situations, there is shared responsibility. Are your colleagues informed? It may help to get others involved and discuss the problem.

•	Discuss the problem with your supervisor. This is the basic guidance for all situations. In many cases, your supervisor will be more knowledgeable about the question, and will appreciate being brought into the decision-making process. Remember that it is your supervisor’s responsibility to help solve problems.

•	Seek help from Home Diagnostics resources. In a case where it may not be appropriate to discuss an issue with your supervisor, or where you do not feel comfortable approaching your supervisor with your question, discuss it with the Director of Human Resources. You should talk to supervisors, managers or other appropriate personnel when in doubt about the best course of action in a particular situation.

•	Report suspected violations of law and Home Diagnostics policies. You must immediately report any suspected violations of law, rules and regulations, these Standards of Integrity or other Home Diagnostics policies to your immediate supervisor. If a concern is in relation to a matter in which you believe your supervisor may be involved or if for any reason you would like to report the matter to senior management of Home Diagnostics, you may report suspected violations to our Director, Internal Audit at 800-342-7226 ext. 2178 or Director, Human Resources, ext. 3043.

If for any reason you are uncomfortable contacting any of the above persons, or if you believe that appropriate action has not been taken within a reasonable time period, you should contact the Audit Committee of the Board of Directors at; or if you are concerned about maintaining anonymity or for any other reason, written correspondence may be sent to the Audit Committee of the Board of Directors at c/o Home Diagnostics, Inc., 2400 NW 55th Ct., Ft. Lauderdale, Florida 33309, Attn: Chairman of Audit Committee. Telephone number: 866-352-1904
Internet: http://www.openboard.info/hdix/
Email Address hdix@openboard.info
•	You may report suspected violations in confidence and without fear of retaliation. Home Diagnostics will use its best efforts to maintain, if you so desire, your anonymity and the confidentiality of the information that is reported. However, in order to conduct an effective investigation, it may not be possible to maintain anonymity and confidentiality.

•	Report complaints and concerns regarding accounting, internal accounting controls and auditing matters. It is the responsibility of each director, manager and employee to promptly report complaints or concerns regarding accounting, internal accounting controls and auditing matters (“Accounting Issues”), without regard to materiality. Reports may be made directly to the Audit Committee via e-mail or regular mail as set forth above. Reports may be made anonymously (except if made through our internal e-mail [or a third party e-mail provider]) and will be treated confidentially to the extent possible.

•	Always ask first, act later. If you are unsure of what to do in any situation, seek guidance before you act.

Contact Information
Throughout these Standards of Integrity, we have indicated circumstances under which you may wish to contact certain employees or departments at Home Diagnostics. The current contact number is as follows:

Title	Name and Contact Information

Director, Human Resources	Kim Zeltwanger, (800) 342-7226, x 3043

Director, Internal Audit	Julio Urquijo, (800) 342-7226, x 2178
Conclusion
Clearly, these Standards of Integrity cover a number of issues that are vital to our reputation and to assuring that our actions are legal, fair and individually self-fulfilling. With these shared Standards of Integrity, we can go forward confident that our actions will support the future well-being of Home Diagnostics.
Each director, manager and employee of Home Diagnostics is responsible for understanding these Standards of Integrity and their application to individual job responsibilities. Full compliance is a condition of employment. Noncompliance may result in discipline up to and including termination of employment, criminal prosecution and reimbursement to Home Diagnostics for losses or damages resulting from the violation.
The Standards of Integrity are, in most cases, written generally rather than specifically. Thus, Home Diagnostics relies on the personal judgment of each of us. To attempt to cover all situations where questions of ethics may arise is virtually impossible, given our varied opportunities for decision-making. In addition, laws are changed frequently, and these Standards of Integrity may go beyond what is legally requisite.
Our Standards of Integrity can and will change as the times demand. However, the overriding intent is for them to be clear, understandable and familiar so that they become ingrained in our behavior.
In conclusion, to help everyone implement these Standards of Integrity, we suggest the following questions to guide our judgment:
•	Is this action honest in every respect?

•	Will my action comply with the intent and purpose of Home Diagnostics policies and practices?

•	Can I defend my action in front of supervisors, fellow employees, the general public and my family?

•	Can I feel comfortable about doing this, or does it violate my personal code of conduct?
These Standards of Integrity are not a contract, and are not intended to create any contractual obligations on the part of Home Diagnostics. These Standards of Integrity also do not alter the existing at-will employment relationship between Home Diagnostics and its employees.
Date: October 19, 2007